Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

THE ENSIGN GROUP, INC.

and

CARETRUST REIT, INC.

dated as of

May 23, 2014

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	10

ARTICLE II

THE REORGANIZATION

Section 2.1	Transfers of Assets and Assumptions of Liabilities	11
Section 2.2	CareTrust Assets and Ensign Assets	14
Section 2.3	CareTrust Liabilities and Ensign Liabilities	15
Section 2.4	Termination of Intercompany Agreements	16
Section 2.5	Settlement of Intercompany Accounts	16
Section 2.6	Replacement of Guarantees	16

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	17
Section 3.2	NASDAQ Listing Application	17
Section 3.3	Distribution Agent	17
Section 3.4	Governmental Approvals and Consents	17
Section 3.5	Ancillary Agreements	17
Section 3.6	Governance Matters	18

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Distribution	18

ARTICLE V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Distribution	19
Section 5.2	Right Not to Close	21

i

ii

ARTICLE X

DISPUTE RESOLUTION

Section 10.1	Appointed Representative	37
Section 10.2	Negotiation and Dispute Resolution	37

ARTICLE XI

TERMINATION

Section 11.1	Termination	39
Section 11.2	Effect of Termination	39

ARTICLE XII

MISCELLANEOUS

Section 12.1	Further Assurances	40
Section 12.2	Payment of Expenses	40
Section 12.3	Amendments and Waivers	40
Section 12.4	Entire Agreement	40
Section 12.5	Survival of Agreements	41
Section 12.6	Third-Party Beneficiaries	41
Section 12.7	Coordination with Tax Matters Agreement	41
Section 12.8	Notices	41
Section 12.9	Counterparts; Electronic Delivery	42
Section 12.10	Severability	42
Section 12.11	Assignability; Binding Effect	42
Section 12.12	Governing Law	42
Section 12.13	Construction	42
Section 12.14	Performance	43
Section 12.15	Title and Headings	43
Section 12.16	Exhibits and Schedules	43

Exhibit A – CareTrust Subsidiaries

Schedules
Schedule 2.2(a)	Certain CareTrust Assets
Schedule 2.3(a)	Certain CareTrust Liabilities

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of May 23, 2014, by and between THE ENSIGN GROUP, INC., a Delaware corporation (“Ensign”), and CARETRUST REIT, INC., a Maryland corporation and a direct, wholly owned subsidiary of Ensign (“CareTrust”). Ensign and CareTrust are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of Ensign has determined that it is advisable and in the best interests of Ensign and its stockholders to reorganize the assets and liabilities of Ensign into two companies: (i) Ensign which, following consummation of the transactions contemplated herein, will own and conduct the Ensign Business; and (ii) CareTrust which, following consummation of the transactions contemplated herein, will own and conduct the CareTrust Business;

WHEREAS, in furtherance thereof, the board of directors of Ensign and the board of directors of CareTrust have approved the transfer by Ensign and its Subsidiaries of the CareTrust Assets to CareTrust and its Subsidiaries in actual or constructive exchange for (i) the assumption or incurrence, as applicable, by CareTrust and certain of its Subsidiaries of the CareTrust Liabilities, (ii) the issuance by CareTrust to Ensign of shares of CareTrust Common Stock, and (iii) the transfer by CareTrust, directly or indirectly, to Ensign of the CareTrust Cash Payment, all as more fully described in this Agreement and the Ancillary Agreements (the “Reorganization”);

WHEREAS, the board of directors of Ensign has also determined that it is advisable and in the best interests of Ensign and its stockholders to effect a distribution (the “Distribution”) to the holders of the outstanding shares of Ensign Common Stock, on a pro rata basis, of all of the outstanding shares of CareTrust Common Stock so that, following the Distribution, Ensign and CareTrust will be two independent, publicly traded companies;

WHEREAS, the Reorganization and the Distribution will, among other items, (i) enable CareTrust to expand into new geographic areas; (ii) enable CareTrust to acquire properties in different asset classes; (iii) enable CareTrust to diversify its tenant base; (iv) allow management, regulators, market analysts and investors to evaluate CareTrust as a stand-alone real estate company, and Ensign as a “pure play” healthcare operator, in each case, using appropriate industry metrics; (v) allow CareTrust to reduce its aggregate credit risk, regulatory risk and cost of capital; and (vi) make CareTrust and Ensign shares more attractive acquisition and compensation currency;

WHEREAS, CareTrust has been incorporated for these purposes and has not engaged in activities except in preparation for the Reorganization and the Distribution;

WHEREAS, Ensign has received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, for U.S. federal income tax purposes, certain aspects of the Reorganization and the Distribution qualify as (i) a transaction that is described in

Sections 355 and 368(a)(1)(D) of the Code (ii) a transaction in which the holders of Ensign Common Stock recognize no income or gain for U.S. federal income tax purposes under Section 355 of the Code, and (iii) a transaction in which the CareTrust Common Stock distributed is “qualified property” under Section 361(c) of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship between Ensign and/or its Subsidiaries, on the one hand, and, CareTrust and/or its Subsidiaries, on the other hand.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” and “AAA Rules” have the respective meanings set forth in Section 10.2(b).

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the CareTrust Group” has the meaning set forth in Section 9.2.

“Appropriate Member of the Ensign Group” has the meaning set forth in Section 9.3.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by applicable Law or executive order to close.

“California Courts” has the meaning set forth in Section 10.2(b)(iv).

“CareTrust” has the meaning set forth in the preamble to this Agreement.

“CareTrust Assets” has the meaning set forth in Section 2.2(a).

“CareTrust Business” means all business and operations conducted by any member of the CareTrust Group, as described in the Information Statement, including (i) the real estate business conducted by the CareTrust Group, (ii) the business of owning and operating independent living facilities conducted by the CareTrust Group, and (iii) any other business directly conducted by any member of the CareTrust Group as of or prior to the date of this Agreement.

“CareTrust Cash Payment” has the meaning set forth in Section 2.1(a)(iii).

“CareTrust Common Stock” means the common stock, par value $0.01 per share, of CareTrust.

“CareTrust Contracts” means any contract, agreement, arrangement, commitment or understanding listed or described in Schedule 2.2(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described in Schedule 2.2(a)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the CareTrust Business.

“CareTrust Group” means CareTrust and the CareTrust Subsidiaries.

“CareTrust Indemnitees” means each member of the CareTrust Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“CareTrust Liabilities” has the meaning set forth in Section 2.3(a).

“CareTrust Notes” means the $260.0 million aggregate principal amount of senior unsecured notes to be issued by CTR Partnership, L.P. and CareTrust Capital Corp. prior to the Effective Time.

“CareTrust Revolver” means the revolving credit facility to be entered into by CTR Partnership, L.P. prior to the Effective Time.

“CareTrust Subsidiaries” means the Subsidiaries of CareTrust as of the date of this Agreement, the entities listed on Exhibit A hereto, any Subsidiary of any such entities and any direct or indirect Subsidiary of CareTrust formed after the date of this Agreement and prior to the Distribution Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a) that is required to be maintained in confidence by any Law or under any Contract;

(b) concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c) concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d) constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e) constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contribution Agreement” means the Contribution Agreement to be entered into by CTR Partnership, L.P., CareTrust GP, LLC, CareTrust and Ensign prior to the Effective Time.

“Deferred Asset,” “Deferred Liability” and “Deferred Asset or Liability” have the respective meanings set forth in Section 2.1(b)(ii).

“Dispute” has the meaning set forth in Section 10.2.

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means Broadridge Corporate Issuer Solutions, Inc.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Ensign, in its sole and absolute discretion.

“Effective Time” means 11:59 p.m. (Pacific time) on May 31, 2014, or such other time agreed to by the Parties from time to time.

“Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit 10.7 to the Registration Statement, to be entered into by Ensign and CareTrust prior to the Effective Time.

“Ensign” has the meaning set forth in the preamble to this Agreement.

“Ensign Assets” has the meaning set forth in Section 2.2(b).

“Ensign Business” means any business now or formerly conducted by Ensign and its present and former Affiliates, other than the CareTrust Business, including the healthcare services business conducted by the Ensign Group.

“Ensign Common Stock” means the common stock, par value $0.001 per share, of Ensign.

“Ensign D&O Policies” has the meaning set forth in Section 7.1.

“Ensign Group” means Ensign and the Subsidiaries of Ensign other than CareTrust and the CareTrust Subsidiaries.

“Ensign Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Ensign Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the CareTrust Group or any of the CareTrust Business or (b) Contracts, commitments, Liabilities or permits of any member of the CareTrust Group or any of the CareTrust Business.

“Ensign Indemnitees” means each member of the Ensign Group and its Affiliates (other than CareTrust and the CareTrust Subsidiaries) and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Ensign Liabilities” has the meaning set forth in Section 2.3(b).

“Escrow Account” has the meaning set forth in Section 9.4(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(h).

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.4(h).

“Expense Amount Tax Opinion” has the meaning set forth in Section 9.4(h).

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the Ensign Group and/or the CareTrust Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any Ensign Indemnitee or any CareTrust Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, a preliminary version of which is filed as Exhibit 99.1 to the Registration Statement, and any related documentation to be provided to holders of Ensign Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the Ensign Group, on the one hand, and any member of the CareTrust Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the Ensign Group and the CareTrust Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the Ensign Group, on the one hand, and any member of the CareTrust Group, on the other hand, entered into prior to the Effective Time, but excluding any Contract to which a Person other than any member of the Ensign Group or the CareTrust Group is also a party.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the recitals to this Agreement.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Master Leases” means the Master Leases, each substantially in the form of Exhibit 10.2 to the Registration Statement, to be entered into by members of the Ensign Group and members of the CareTrust Group prior to the Effective Time.

“NASDAQ” means the The NASDAQ Global Select Market.

“NASDAQ Listing Application” has the meaning set forth in Section 3.2(a).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Offering Memorandum” means the offering memorandum related to the CareTrust Notes.

“Opportunities Agreement” means the Opportunities Agreement, substantially in the form of Exhibit 10.4 to the Registration Statement, to be entered into by Ensign and CareTrust prior to the Effective Time.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Record Date” means the close of business on the date determined by the board of directors of Ensign as the record date for determining holders of Ensign Common Stock entitled to receive shares of CareTrust Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1(a)(i).

“Registration Statement” means the registration statement on Form 10 of CareTrust with respect to the registration under the Exchange Act of the CareTrust Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a real estate investment trust, as defined under the Code.

“REIT Qualification Ruling” has the meaning set forth in Section 9.4(h).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release Document” has the meaning set forth in Section 9.4(h).

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, encroachment, restriction on transfer, restriction or limitation on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit 10.6 to the Registration Statement, to be entered into by Ensign and CareTrust prior to the Effective Time.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Reorganization, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit 10.5 to the Registration Statement, to be entered into by Ensign and CareTrust prior to the Effective Time.

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Ensign and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfers of Assets and Assumptions of Liabilities.

(a) Transfers Prior to Effective Time. Subject to Section 2.1(b), Ensign and CareTrust agree to take all actions necessary so that, immediately prior to the Effective Time:

(i) Ensign shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to CareTrust or certain Persons designated by CareTrust who are or will become members of the CareTrust Group, and CareTrust or such Persons shall accept from Ensign and its applicable Subsidiaries, to the extent not already owned by the CareTrust Group, all of Ensign’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all CareTrust Assets;

(ii) CareTrust and certain Persons designated by CareTrust who are or will become members of the CareTrust Group shall accept and assume, to the extent the CareTrust Group is not already liable therefor, all the CareTrust Liabilities in accordance with their respective terms, regardless of when or where such CareTrust Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such CareTrust Liabilities are asserted or determined (including any CareTrust Liabilities arising out of claims made by Ensign’s or CareTrust’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Ensign Group or the

CareTrust Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ensign Group or the CareTrust Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) CareTrust shall transfer, pursuant to the Contribution Agreement, directly or indirectly, to the applicable member of the Ensign Group, a portion of the proceeds from the issuance of the CareTrust Notes in an amount equal to $221,449,256 (the “CareTrust Cash Payment”); and

(iv) CareTrust shall issue to Ensign shares of CareTrust Common Stock, which shares shall be fully paid and non-assessable under the Laws of the State of Maryland, of a sufficient number to effectuate the Distribution.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii) From and after the Effective Time until such time as a Deferred Asset or Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining such Deferred Asset or Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c) Misallocated Assets and Liabilities.

(i) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

(ii) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b).

(d) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e) Plan of Reorganization. The Parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 2.2 CareTrust Assets and Ensign Assets.

(a) For purposes of this Agreement, “CareTrust Assets” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i) all of the equity interests in the CareTrust Subsidiaries;

(ii) all Assets of the CareTrust Subsidiaries;

(iii) all CareTrust Contracts;

(iv) the Assets listed or described in Schedule 2.2(a); and

(v) any and all Assets owned or held immediately prior to the Effective Time by Ensign or any of its Subsidiaries that are used primarily in, or that primarily relate to, the CareTrust Business.

For the avoidance of doubt, the CareTrust Assets shall include, but not be limited to, all Assets recorded on the consolidated balance sheet of CareTrust as of the date of this Agreement.

(b) For the purposes of this Agreement, “Ensign Assets” shall mean (without duplication), (i) any and all Assets owned, directly or indirectly, by Ensign or any of its Subsidiaries as of the Effective Time, other than the CareTrust Assets.

Section 2.3 CareTrust Liabilities and Ensign Liabilities.

(a) For the purposes of this Agreement, “CareTrust Liabilities” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i) all Liabilities to the extent relating to, arising out of or resulting from the CareTrust Business, whether arising before, at or after the Effective Time;

(ii) all Liabilities to be assumed by CareTrust pursuant to this Agreement or any Ancillary Agreement;

(iii) all Liabilities related to the CareTrust Notes;

(iv) all Liabilities related to the CareTrust Revolver; and

(v) those Liabilities set forth in Section 2.3(a) of the Schedules.

(b) For the purposes of this Agreement, “Ensign Liabilities” shall mean (without duplication) any and all Liabilities of Ensign and its Subsidiaries as of the Effective Time other than CareTrust Liabilities.

Section 2.4 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.4(a), Ensign, on behalf of itself and each of the other members of the Ensign Group, and CareTrust, on behalf of itself and each of the other members of the CareTrust Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.5. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 2.4 shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Effective Time and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement); and

(ii) any confidentiality or non-disclosure agreements among any members of either Group.

Section 2.5 Settlement of Intercompany Accounts. Each Intercompany Account outstanding immediately prior to the Effective Time, will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Ensign Group and the CareTrust Group prior to the Effective Time, in each case, in the manner agreed to by the Parties.

Section 2.6 Replacement of Guarantees.

(a) The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Effective Time, at CareTrust’s cost and expense, the replacement of all Ensign Guarantees with alternate arrangements that do not require any credit support from any member of the Ensign Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such Ensign Guarantees written releases indicating that each applicable member of the Ensign Group will, effective as of the Effective Time, have no further Liability with respect to such Ensign Guarantees.

(b) If, following the Effective Time, the Parties are unable to replace any Ensign Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such Ensign Guarantee with alternate arrangements that do not require any credit support from any member of the Ensign Group and (ii) CareTrust shall indemnify, defend and hold harmless each member of the Ensign Group against, and reimburse each member of the Ensign Group for, any Losses incurred following the Distribution with respect to such Ensign Guarantee.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b) The Parties caused the Registration Statement to become effective on May 15, 2014.

(c) As soon as practicable after the date hereof, Ensign shall cause the Information Statement to be mailed to the Record Holders.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 NASDAQ Listing Application.

(a) Prior to the date of this Agreement, the Parties caused an application for the listing on NASDAQ of CareTrust Common Stock to be issued to the Record Holders in the Distribution (the “NASDAQ Listing Application”) to be prepared and filed.

(b) Prior to the date of this Agreement, the Parties have caused the NASDAQ Listing Application to be approved, subject to official notice of issuance.

(c) Ensign has given NASDAQ notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3 Distribution Agent. At or prior to the Effective Time, Ensign shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4 Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”):

(a) the Master Leases, (b) the Tax Matters Agreement, (c) the Transition Services Agreement, (d) the Employee Matters Agreement, (e) the Contribution Agreement, (f) the Opportunities Agreement, and (g) such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.6 Governance Matters.

(a) Articles of Incorporation and Bylaws. CareTrust has adopted the articles of amendment and restatement and the amended and restated bylaws of CareTrust, each substantially in the form filed by CareTrust with the SEC as an exhibit to the Registration Statement, and CareTrust shall not take any action to modify its charter or bylaws prior to the Effective Time.

(b) Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of CareTrust will be as set forth in the Information Statement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Distribution.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 4.1(b):

(i) on or prior to the Distribution Date, Ensign shall deliver or otherwise make available to the Distribution Agent, for the benefit of holders of record of Ensign Common Stock at the close of business on the Record Date (the “Record Holders”), such number of issued and outstanding shares of CareTrust Common Stock as is necessary to effect the Distribution; and

(ii) on the Distribution Date, Ensign will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, (A) one share of CareTrust Common Stock for each share of Ensign Common Stock held by such Record Holder on the Record Date and (B) cash, if applicable, in lieu of fractional shares, in an amount determined in accordance with Section 4.1(c) hereof. All such shares of CareTrust Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, Ensign shall cause the Distribution Agent to deliver an account statement to each holder of CareTrust Common Stock reflecting such holder’s ownership thereof. All of the shares of CareTrust Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Notwithstanding any other provision of this Agreement, Ensign, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(c) Notwithstanding anything herein to the contrary, no fractional shares of CareTrust Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of CareTrust. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this section, would be entitled to receive a fractional share interest of CareTrust Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Ensign will direct the Distribution Agent to determine the number of whole shares and fractional shares of CareTrust Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent. None of Ensign, CareTrust or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of Ensign Common Stock. Neither Ensign nor CareTrust shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Ensign or CareTrust.

ARTICLE V

CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Ensign, in its sole and absolute discretion, at or before the Effective Time:

(a) the board of directors of Ensign shall have declared the Distribution, which declaration may be made or withheld in its sole and absolute discretion;

(b) the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) Ensign shall have mailed the Information Statement (and such other information concerning CareTrust, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d) the IRS Ruling shall not have been revoked or modified in any material respect;

(e) Ensign shall have received (i) an opinion of KPMG LLP, in form and substance reasonably satisfactory to Ensign, substantially to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied, and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Ensign, substantially to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied;

(f) CareTrust shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CareTrust, substantially to the effect that, commencing with CareTrust’s taxable year ending December 31, 2014, CareTrust has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT;

(g) CareTrust and Ensign shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CareTrust, substantially to the effect that the Master Leases will be respected as “true leases” for U.S. federal income tax purposes with respect to certain facilities;

(h) NASDAQ shall have approved the NASDAQ Listing Application, subject to official notice of issuance;

(i) Ensign shall have set a Record Date and provided notice thereof to NASDAQ, as provided in Section 3.2(c);

(j) CareTrust shall have completed the financing transactions described in the Information Statement and contemplated to occur on or prior to the Distribution Date, including the issuance of the CareTrust Notes, the entry into the CareTrust Revolver and the incurrence of additional mortgage indebtedness;

(k) CareTrust shall have made the CareTrust Cash Payment, and Ensign shall have used a portion of the CareTrust Cash Payment for the repayment of Indebtedness as described in the Information Statement;

(l) no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(m) no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Ensign, in its sole discretion, would result in the Distribution having a material adverse effect on Ensign or its stockholders;

(n) CareTrust shall have adopted the amended and restated articles of incorporation and amended and restated bylaws, as provided in Section 3.6(a);

(o) the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(p) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state “blue sky” Laws in connection with the Transactions shall have been taken; and

(q) any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of Ensign, and the board of directors of Ensign may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Ensign concerning the satisfaction or waiver of any or all of the conditions set forth in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Ensign to any other Person to effect any of the Transactions or in any way limit Ensign’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE

ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Matters. Following the Effective Time, Ensign shall maintain its currently existing Insurance Policies related to director and officer liability (the “Ensign D&O Policies”). Prior to the Effective Time, Ensign and CareTrust shall use commercially reasonable efforts to obtain separate Insurance Policies for CareTrust on substantially similar terms as the Ensign D&O Policies (it being understood that CareTrust shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of CareTrust pursuant to this Section 7.1, which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off Insurance Policy obtained by Ensign in connection with the Distribution).

Section 7.2 CareTrust REIT Status.

(a) Ensign has no knowledge of any fact or circumstance that would cause CareTrust to fail to qualify as a REIT.

(b) Ensign shall use its commercially reasonable efforts to cooperate with CareTrust as necessary to enable CareTrust to qualify for taxation as a REIT and receive customary legal opinions concerning CareTrust’s qualification and taxation as a REIT.

(c) CareTrust shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year ending December 31, 2014.

Section 7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group, including investing in skilled nursing facilities and independent living facilities. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b) Except as Ensign and each other member of the Ensign Group, on the one hand, and CareTrust and each other member of the CareTrust Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the other Group nor its stockholder shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such corporate opportunity, is hereby renounced by such Group on its behalf and on behalf of its stockholders. Accordingly, subject to Section 7.3(c) below, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the other Group and (ii) each Group has the right to hold any such corporate opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the other Group and its stockholders and shall not be liable to the other Group and its stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the corporate opportunity to the other Group.

(c) Except as Ensign and each other member of the Ensign Group, on the one hand, and CareTrust and each other member of the CareTrust Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group).

For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that members of such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Subject to Section 8.1(b) and Section 8.8(f), for a period of three (3) years (the “Access Period”) following the Distribution Date, as soon as reasonably practicable after written request: (i) Ensign shall afford to any member of the CareTrust Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the CareTrust Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ensign Group immediately following the Distribution Date that relates to any member of the CareTrust Group or the CareTrust Business, and (ii) CareTrust shall afford to any member of the Ensign Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ensign Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the CareTrust Group immediately following the Distribution Date that relates to any member of the Ensign Group or the Ensign Business; provided, however, that in the event that CareTrust or Ensign, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Access Period shall be extended with respect to requests related to any third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b) A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c) Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), CareTrust shall use its commercially reasonable efforts to cooperate with any requests from any member of the Ensign Group pursuant to Section 8.1(a) and Ensign shall use its commercially reasonable efforts to cooperate with any requests from any member of the CareTrust Group pursuant to Section 8.1(a), in each case, to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2 Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of three (3) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in the possession or control of them or any member of their Group on the Distribution Date in accordance with the policies and procedures of Ensign as in effect on the Distribution Date.

Section 8.5 Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) CareTrust shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ensign Group, the directors, officers, employees and agents of any member of the CareTrust Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the CareTrust Group is adverse to any member of the Ensign Group; and

(b) Ensign shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the CareTrust Group, the directors, officers, employees and agents of any member of the Ensign Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Ensign Group is adverse to any member of the CareTrust Group.

Section 8.7 Confidentiality.

(a) CareTrust (on behalf of itself and each other member of its Group) and Ensign (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of such other Party’s Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of such requesting Person’s Group that is in the possession of such other Party or any member of such other Party’s Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to such other Party’s business or the business of any member of such other Party’s Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of CareTrust and its Affiliates or Ensign and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Ensign shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ensign Business, whether or not the privileged information is in the possession of or under the control of Ensign or CareTrust. Ensign shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ensign Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ensign Group, whether or not the privileged information is in the possession of or under the control of Ensign or CareTrust; and

(ii) CareTrust shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the CareTrust Business, whether or not the privileged information is in the possession of or under the control of Ensign or CareTrust. CareTrust shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting CareTrust Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the CareTrust Group, whether or not the privileged information is in the possession of or under the control of Ensign or CareTrust.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Except as provided in Section 8.8(d), CareTrust may not waive, and shall cause each other member of the CareTrust Group not to waive, any privilege that could be asserted by a member of the Ensign Group under any applicable Law, and in which a member of the Ensign Group has a shared privilege, without the consent of Ensign, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided in Section 8.8(d), Ensign may not waive, and shall cause each other member of the Ensign Group not to waive, any privilege that could be asserted by a member of the CareTrust Group under any applicable Law, and in which a member of the CareTrust Group has a shared privilege, without the consent of CareTrust, which consent shall not be unreasonably withheld, conditioned or delayed. If a dispute arises between or among CareTrust and Ensign, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall endeavor to minimize any prejudice to the rights of such other Party and shall not unreasonably withhold consent to any request for waiver by such Party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(d) Notwithstanding any of the other provisions of this Section 8.8, to the fullest extent permitted by law, in the event of any litigation or dispute between or among the Parties and/or any members of their respective Groups, any Party or any members of the Party’s respective Group may waive a privilege which it shares with another Party or any member of the other Group, without obtaining the consent from the other Party or the other member(s) of a Party’s Group which shares the privilege; provided, that such waiver of a shared privilege shall be effective only as to the use of information by the relevant Parties and/or the applicable members of their respective Groups in such litigation or dispute, and shall not operate as a waiver of the shared privilege with respect to any proceedings, disputes, or other matters involving third parties or with respect to any other actions. In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups and shall not be publicly disclosed. For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(f) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(d), effective as of the Effective Time, CareTrust does hereby, for itself and each other member of the CareTrust Group, release and forever discharge each Ensign Indemnitee, from any and all Liabilities whatsoever to any member of the CareTrust Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 9.1(d), effective as of the Effective Time, Ensign does hereby, for itself and each other member of the Ensign Group, release and forever discharge each CareTrust Indemnitee from any and all Liabilities whatsoever to any member of the Ensign Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state Laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d) Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the Ensign Group from any member of the CareTrust Group, or by any member of the CareTrust Group from any member of the Ensign Group from and after the Effective Time; or

(iv) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(e) CareTrust shall not make, and shall not permit any other member of the CareTrust Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Ensign Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). Ensign shall not make, and shall not permit any member of the Ensign Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any CareTrust Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2 Indemnification by CareTrust. Except as provided in Section 9.4 and Section 9.5, CareTrust shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the CareTrust Group to, indemnify, defend and hold harmless, the Ensign Indemnitees from and against any and all Losses of the Ensign Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any CareTrust Liability, including the failure of any member of the CareTrust Group or any other Person to pay, perform or otherwise promptly discharge any CareTrust Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the CareTrust Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained or incorporated by reference in the Registration Statement, the Information Statement, or the Offering Memorandum other than information that relates solely to the Ensign Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.2, “Appropriate Member of the CareTrust Group” means the member or members of the CareTrust Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3 Indemnification by Ensign. Except as provided in Section 9.4 and Section 9.5, Ensign shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the Ensign Group to, indemnify, defend and hold harmless the CareTrust Indemnitees from and against any and all Losses of the CareTrust Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Ensign Liability, including the failure of any member of the Ensign Group or any other Person to pay, perform or otherwise promptly discharge any Ensign Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Ensign Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained or incorporated by reference in the Registration Statement, the Information Statement, or the Offering Memorandum that relates solely to the Ensign Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.3, “Appropriate Member of the Ensign Group” means the member or members of the Ensign Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-

Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(h) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a 15 year maturity with no periodic amortization.

Section 9.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6 Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. For all Tax purposes other than for purposes of Section 355(g) of the Code, Ensign and CareTrust agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Ensign to CareTrust or a distribution by CareTrust to Ensign, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 9.7 Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of CareTrust and each other member of the CareTrust Group, on the one hand, and Ensign and each other member of the Ensign Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PARTY UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes on behalf of the Party appointing such representative.

Section 10.2 Negotiation and Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby between or among the Parties or any members of their respective Groups (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party or any of the members of their respective Groups for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 12.7 below (“Dispute Notice”). All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(b) If, for any reason, a satisfactory resolution of any Dispute is not achieved by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, such Dispute shall be referred for final and binding resolution by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect (the “AAA Rules”), except as modified herein:

(i) The arbitration shall be held in Los Angeles, California. There shall be three arbitrators. Each Party shall appoint one arbitrator in the manner provided by the AAA Rules. The two Party-appointed arbitrators shall jointly appoint the third arbitrator, who shall chair the arbitral tribunal. Upon the written request of any party to the Dispute, any arbitrator not timely shall be appointed by the AAA in the manner provided in the AAA Rules.

(ii) By electing to proceed under the AAA Rules, the parties to the Dispute confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.2, shall be determined by the arbitrators.

(iii) The parties to the Dispute intend that the arbitrators shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The parties further intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on all the parties to the Dispute. The parties to the Dispute agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any California state or federal court, or in any other court of competent jurisdiction.

(iv) By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In any such action each of the parties to the Dispute irrevocably and unconditionally (i) consents and submits to the jurisdiction and venue of the Courts of the State of California and the Federal Courts of the United States of America located within the State of California (the “California Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (iii) consents to service of process in the manner provided by Section 12.8 below or in any other manner permitted by law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

(v) This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.

(vi) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement and the Ancillary Agreements may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under this Agreement or the Ancillary Agreement(s), the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement and/or the Ancillary Agreement(s), if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement or the Ancillary Agreement(s), the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(vii) In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under this Agreement or any Ancillary Agreement in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Agreement or such Ancillary Agreement is terminated in accordance with the provisions hereof.

(c) The Parties agree that the provisions of this Section 10.2 bind themselves and any of the members of their respective Groups, and further agree to take all measures to lawfully cause the members of their respective Groups to abide and be bound by the terms of this Section 10.2.

ARTICLE XI

TERMINATION

Section 11.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of Ensign without the approval of CareTrust or any other party thereto.

Section 11.2 Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2 Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall be paid by the Party to which such cost or expense is properly allocable.

Section 12.3 Amendments and Waivers.

(a) Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof, including without limitation that certain letter agreement, dated as of February 26, 2014, by and between Ensign and CareTrust.

Section 12.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6 Third-Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7 Coordination with Tax Matters Agreement. Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 12.8 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)	If to Ensign:

The Ensign Group, Inc.

27101 Puerta Real, Suite 450

Mission Viejo, CA 92691

Attention: Chad Keetch

E-mail: ckeetch@ensigngroup.net

Facsimile: (949) 540-1968

(b)	If to CareTrust:

CareTrust REIT, Inc.

27101 Puerta Real, Suite 400

Mission Viejo, CA 92691

Attention: William M. Wagner

E-mail: wwagner@caretrustreit.com

Facsimile: (949) 540-3002

Section 12.9 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.10 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.11 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

THE ENSIGN GROUP, INC.

By:	/s/ Christopher R. Christensen
Name: Christopher R. Christensen
Title: President and Chief Executive Officer

CARETRUST REIT, INC.

By:	/s/ Gregory K. Stapley
Name: Gregory K. Stapley
Title: President and Chief Executive Officer

Exhibit A

CareTrust Subsidiaries

1.	Paredes Health Holdings LLC
2.	Arrow Tree Health Holdings LLC
3.	Tenth East Holdings LLC
4.	Mesquite Health Holdings LLC
5.	Jefferson Ralston Holdings LLC
6.	Queensway Health Holdings LLC
7.	Irving Health Holdings LLC
8.	Sky Holdings AZ LLC
9.	Trousdale Health Holdings LLC
10.	Granada Investments LLC
11.	Golfview Holdings LLC
12.	Avenue N Holdings LLC
13.	Expo Park Health Holdings LLC
14.	Falls City Health Holdings LLC
15.	Gillette Park Health Holdings LLC
16.	Wayne Health Holdings LLC
17.	CM Health Holdings LLC
18.	Trinity Mill Holdings LLC
19.	Rillito Holdings LLC
20.	Lafayette Health Holdings LLC
21.	Gazebo Park Health Holdings LLC
22.	Prairie Health Holdings LLC
23.	Jordan Health Properties LLC
24.	Flamingo Health Holdings LLC
25.	Terrace Holdings AZ LLC
26.	Salmon River Health Holdings LLC
27.	Fort Street Health Holdings LLC
28.	Snohomish Health Holdings LLC
29.	Oleson Park Health Holdings LLC
30.	Hillendahl Health Holdings LLC
31.	Moenium Holdings LLC
32.	Rio Grande Health Holdings LLC
33.	Josey Ranch Healthcare Holdings LLC
34.	Ensign Highland LLC
35.	Big Sioux River Health Holdings LLC
36.	Cottonwood Health Holdings LLC
37.	Dixie Health Holdings LLC
38.	Queen City Health Holdings LLC
39.	Saratoga Health Holdings LLC
40.	Verde Villa Holdings LLC
41.	Hillview Health Holdings LLC
42.	51st Avenue Health Holdings LLC
43.	Wisteria Health Holdings LLC
44.	Lowell Health Holdings LLC
45.	Renee Avenue Health Holdings LLC

46.	Northshore Healthcare Holdings LLC
47.	Valley Health Holdings LLC
48.	Willits Health Holdings LLC
49.	Anson Health Holdings LLC
50.	Arapahoe Health Holdings LLC
51.	49th Street Health Holdings LLC
52.	Orem Health Holdings LLC
53.	RB Heights Health Holdings LLC
54.	Lowell Lake Health Holdings LLC
55.	Cherry Health Holdings LLC (formerly Cherry Health Holdings, Inc.)
56.	Fig Street Health Holdings LLC
57.	Fifth East Holdings LLC
58.	Plaza Health Holdings LLC
59.	Boardwalk Health Holdings LLC
60.	Mountainview Communitycare LLC
61.	Burley Healthcare Holdings LLC
62.	Price Health Holdings LLC
63.	Lemon River Holdings LLC
64.	Memorial Health Holdings LLC
65.	Silver Lake Health Holdings LLC
66.	Willows Health Holdings LLC
67.	Kings Court Health Holdings LLC
68.	Emmett Healthcare Holdings LLC
69.	18th Place Health Holdings LLC
70.	Ensign Bellflower LLC
71.	Silverada Health Holdings LLC
72.	Meadowbrook Health Associates LLC
73.	San Corrine Health Holdings LLC
74.	Ives Health Holdings LLC
75.	Lockwood Health Holdings LLC
76.	Long Beach Health Associates LLC
77.	Ensign Southland LLC
78.	Lufkin Health Holdings LLC
79.	Mission CCRC LLC
80.	Stillhouse Health Holdings LLC
81.	Regal Road Health Holdings LLC
82.	Guadalupe Health Holdings LLC
83.	Polk Health Holdings LLC
84.	South Dora Health Holdings LLC
85.	Cedar Avenue Holdings LLC
86.	Expressway Health Holdings LLC
87.	Everglades Health Holdings LLC
88.	Temple Health Holdings LLC
89.	4th Street Holdings LLC

90.	Bogardus Health Holdings LLC
91.	Tulalip Bay Health Holdings LLC
92.	Casa Linda Retirement LLC

93.	Salt Lake Independence LLC
94.	Dallas Independence LLC

Schedule 2.2(a)

Certain CareTrust Assets

None.

Schedule 2.3(a)

Certain CareTrust Liabilities

None.